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                                                                    EXHIBIT 23.2


                                  KPMG CONSENT


The Board of Directors
Riedman Corporation:

We consent to the incorporation by reference in this registration statement on Form S-3 of Brown & Brown, Inc. of our report dated February 23, 2001, with respect to the balance sheet of Riedman Insurance (a division of Riedman Corporation) as of December 31, 2000, and the related statements of income, stockholders' equity and cash flows for the year then ended, which report appears in the Form 8-K/A of Brown & Brown, Inc. dated March 23, 2001, as amended, and to the reference to our firm under the heading "Experts" in the prospectus.

/S/ KPMG LLP
December 13, 2001
Rochester, New York